Exhibit 10.14

PRIVATE AND CONFIDENTIAL

April 1, 2021

Rell Lafargue

228 Saint John’s Place

Brooklyn, NY 11217

Re: Amended and Restated Letter of Employment

Dear Rell,

On behalf of Reservoir Media Management, Inc., a Delaware corporation, and its affiliated companies (“Reservoir”), I am pleased to confirm the terms of our agreement (“Agreement”) concerning your continued employment with Reservoir as President and Chief Operating Officer.

The following terms of your employment shall continue: You shall report directly to the Chief Executive Officer (the “CEO”). Your primary responsibilities in this role will be in the following areas: day to day management of the Reservoir business in its entirety with particular focus on the New York office. You will be the senior-most employee under the CEO with all reporting lines for Creative, Synch & Marketing, Royalties, Licensing, Administration, Deal Flow and Acquisitions department heads reporting directly to you, or in some cases you and the CEO (provided that it shall not be a breach if any employee is required to report solely to the CEO). You will continue to have all existing banking authority, legal document signing authority and other approval and authorization powers that are currently in place to the extent permitted by law and Reservoir’s policies as amended from time to time. You will also be called upon to perform other duties which are consistent with your position and as may be reasonably assigned to you from time to time by the CEO of Reservoir.

The initial term of this Agreement shall be the three-year period commencing on April 1, 2021. At Reservoir’s option, the Agreement may be extended for an additional two-year term commencing on the second anniversary of this Agreement subject to the earlier termination provisions as stated below. To exercise its option to extend, Reservoir must give written notice of such election no less than 180 days prior to the expiration of the then-current term. Any such election must be in writing and signed by the CEO. For purposes of this Agreement, the initial three-year period, and if exercised, the two-year extension period, shall be referred to collectively as the “Term.”

Other terms of this Agreement are outlined below.

Compensation Package

Base Salary

US $370,000 per annum; provided that on April 1, 2022 and on each subsequent anniversary during the Term, your base salary shall increase by 2.5% from your most recent base salary, or such greater amount as determined by the Chief Executive Officer of Reservoir.

Performance Bonuses Annual EBITDA Bonuses

With respect to each fiscal year that ends during the Term, you are eligible to receive an annual cash bonus, with a target amount equal to 10% of your then current base salary (“Performance Bonus”), subject to your continued employment with Reservoir through the payment date of any such Performance Bonus. In the event Reservoir terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), you will be eligible for a pro rata portion of such Performance Bonus based on the number of days you were employed with Reservoir during such fiscal year, up to the date of such termination. Performance Bonuses will be determined by the CEO in his/her sole and complete discretion. If successfully earned, such Performance Bonuses are typically paid in the month of May following the end of the respective fiscal year.

In addition, with respect to each fiscal year that ends during the Term, you are entitled to receive a bonus equal to 3.5% of EBITDA for each such fiscal year (the “Annual EBITDA Bonus”), which shall vest and be paid out as soon as practicable after the end of the applicable fiscal year, subject to your continued employment through the payment date of such Annual EBITDA Bonus, except as otherwise set out herein. Reservoir will pay out the Annual EBITDA Bonus to you, to the extent earned in cash, provided that to the extent the payments exceed $500,000, such excess may be paid in cash or equity awards in the form of restricted stock (the “Additional Awards”). The Additional Awards will vest equally over two years (unless you are terminated without Cause, you leave for Good Reason or you die or become disabled as provided below): 50% will vest each year on the earlier of the first and second anniversary of (i) the date in which you receive the cash portion of the Annual EBITDA Bonus, or (ii) the grant date of the restricted stock. For purposes of the foregoing EBITDA shall be based on adjusted EBITDA as determined by Reservoir and generally consistent with past practice.

Notwithstanding anything herein to the contrary, with respect to your Annual EBITDA Bonus for the fiscal year ending March 31, 2021, you shall be entitled to a cash payment equal to (i) $496,193 (consisting of $214,492 and $281,701) plus an amount equal to one –third of the amount equal to the Annual EBITDA Bonus for the fiscal year ending March 31, 2021, which shall be payable on May 31, 2021 (collectively, the “May Payment”); (ii) an additional cash payment of $500,000 payable in July 2021 (the “July 2021 Cash Payment”); and (iii) a grant of equity or equity based awards in the form of restricted stock with a fair value equal to the amount which would be owed for the remaining two thirds of the Annual EBITDA Bonus for the year ended March 31, 2021 in May 2021 in the form of restricted stock with standard vesting conditions over a two-year period, as described above) (the “July Award”). You acknowledge and agree that the ultimate determination of the amount of the May Payment and July Award will be based on the actual results for the year ending March 31, 2021 and the determination of the amounts shall be made by the CEO in his/her reasonable discretion based on the determination of EBITDA. You also acknowledge and agree that, other than the July 2021 Cash Payment, you have no further entitlements with respect to any annual, long-term or short-term incentive bonus payments or programs for any prior fiscal year or for the fiscal year ending March 31, 2021, and you acknowledge and agree that you have no right to any other payment or benefit in respect thereof.

Benefits

Health Plan	You shall be entitled to participate in all employee health benefit plans and programs offered by Reservoir on a company-wide basis to its employees from time to time and for similarly situated executives of Reservoir, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs to the extent permitted by law.

401(k) Plan	You shall be entitled to participate in Reservoir’s 401(k) plan on a level commensurate with other employees of Reservoir of similar level of seniority, subject to and on a basis consistent with the terms, conditions and overall administration of such 401(k) plan.

TransitChek	You shall be entitled to participate in the TransitChek program. This program offers commuters the ability to use pre-tax deductions to pay for their commute thus reducing their taxable income.

Reservoir shall retain the unilateral right to implement, amend, modify, or terminate any of the employee benefit plans or programs described above at any time without your consent (subject to applicable law).

Vacation/Time off	You shall be entitled to thirty (30) days of paid vacation per calendar year. Vacation will be taken at a time or times reasonable for each of you and Reservoir in the circumstances. In addition to vacation days, all employees at Reservoir have six (6) sick days per calendar year and two (2) volunteer days. Vacation time and sick days do not roll over from year to year, except with written authorization from Reservoir. Should you decide to terminate your employment with Reservoir, or should Reservoir terminate your employment without Cause, vacation time accrued during the year of termination and which remain unused at the date of termination shall be paid to you with your final paycheck. No accrued and unused vacation time will be paid to you in the event of your termination for Cause.

Business Expenses	You shall be reimbursed monthly for any reasonable out-of-pocket business expenses subject to presentation of proper documentation and you shall be permitted to fly business-class for any non-stop flights with a scheduled flying time of three and a half hours or more and economy class for all other flights.

Termination of Employment

Your employment hereunder may be terminated prior to the expiration of the Term by you or Reservoir, as applicable, without any breach of this Agreement only under the following circumstances: (i) death, (ii) by Reservoir due to Disability, (iii) by Reservoir for Cause, (iv) by Reservoir without Cause, (v) by you for Good Reason, and (vi) by you without Good Reason. Any termination of your employment by Reservoir or you shall be communicated by a written notice to the other party hereto at least thirty (30) days prior to the effective date of termination. You acknowledge and agree that upon your termination of employment, you shall be deemed terminated from any and all positions with Reservoir and its affiliates, and you agree to execute any documents reasonably necessary to effectuate the foregoing.

For purposes hereof, “Cause” shall mean any one of the following as determined by Reservoir in its good faith reasonable discretion: (i) fraud, misappropriation, embezzlement or any other act of misconduct; (ii) your conviction of any crime; (iii) your uncurable material breach of this Agreement or any material Reservoir policy (e.g. the Workplace Harassment and Discrimination Policy, Confidentiality Policy, Safe Workplace Policy, Professional Conduct Policy, Travel and Entertainment Expense Policy); (iv) any act that has or may have a materially adverse effect on Reservoir’s reputation; (v) your repeated failure, inability or neglect to perform the duties and responsibilities of your position, to perform such duties in a manner acceptable to Reservoir, or to obey a lawful directive of Reservoir; and/or (vi) a good faith determination by Reservoir that your use of drugs or alcohol is interfering with the performance of your duties. Upon a termination for Cause, you shall be entitled to your accrued but unpaid base salary and vacation wages only. Prior to any termination for Cause under subparts (iii), (iv) or (v) of the Cause definition, Reservoir must furnish a written notice generally describing the conduct that is alleged to constitute “Cause,” and shall give you thirty (30) days from the date you receive such notice to cure such conduct, if curable. Such notice shall not be required more than once during the Term.

“Good Reason” shall mean, without your consent: (i) a reduction in your base salary, (ii) a reduction in your bonus opportunity, (iii) any failure by Reservoir to pay or provide any material compensation due and payable to you under this Agreement (other than by reason of clerical error); (iv) any material diminution of the responsibilities, authority, positions or your titles; or (v) Reservoir requiring you to be based at any location more than a thirty (30) mile radius from your current work location that increases your commute (it being understood that temporary relocations on account of disaster or other disruption shall not constitute Good Reason as long as you are permitted to work remotely). Prior to any resignation for Good Reason, you must give written notice to Reservoir within sixty (60) calendar days following the first occurrence of such alleged failure and allow Reservoir thirty (30) days in which to cure the deficiency. If Reservoir fails to cure within the thirty (30) day period, you may resign after such thirty (30) day period has expired.

“Disability” shall mean any condition that prevents you from performing the essential functions of your position (even with reasonable accommodations if and as required by law) for a period of more than 180 days within a 365-day period or is longer than any period that Reservoir is required by law to reinstate you to your position. If you have incurred a Disability, Reservoir may give you written notice of its intention to terminate your employment, and in such event, your employment with Reservoir shall terminate effective on the later of the thirtieth (30th) calendar day after receipt of such notice by you and the date specified in such notice; provided that within the thirty (30) calendar day period following receipt of such notice, you shall not have returned to full-time performance of your duties hereunder.

For the avoidance of doubt, the expiration of the Term of this Agreement or Reservoir’s election not to renew such Term (a “Non-Renewal”) shall not constitute a termination without Cause; provided, however, in the event of a Non-Renewal, you will receive pro rata Annual EBITDA Bonus for the year of termination (with such amount based on the number of days you were employed during the year divided by 365 based on EBITDA for the entire year), paid out at the same time bonuses are paid out to similarly situated active employees (and any equity granted pursuant to the pro rata Annual EBITDA Bonus shall be fully vested), and all equity granted pursuant to the Additional Award shall vest upon termination and if appropriate, be paid on its terms.

Accrued Obligations	Upon your termination of employment for any reason (other than a termination of your employment by Reservoir for Cause), you shall be entitled to receive (i) any amount of your base salary earned through the date of termination not theretofore paid, (ii) any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements (other than severance plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, including where applicable, any death and disability benefits, (iii) any accrued vacation or sick day pay owed to you and (iv) any accrued, but unpaid, business expenses eligible for reimbursement.

Severance

If, during the Term, Reservoir terminates your employment without Cause, or if you resign for Good Reason, in addition to the accrued obligations set forth above, you shall receive continued payment of the base salary at the rate in effect at the time of your termination, payable in accordance with Reservoir’s customary payroll practices for the balance of the Term. In addition, for the twelve-month period post termination of your employment, Reservoir shall continue to pay the employer portion of your medical premiums pursuant to COBRA, subject to your timely election of COBRA coverage and your payment of the employee portion of such COBRA premiums. You will also receive a pro rata Annual EBITDA Bonus for the year of termination (with such amount based on the number of days you were employed during the year divided by 365 based on EBITDA for the entire year) and such pro rata Annual EBITDA Bonus and Additional Awards shall be paid out at the same time bonuses are paid out to similarly situated active employees (and any equity granted pursuant to the pro rata Annual EBITDA Bonus shall be fully vested). In addition, you will be paid any unpaid cash portion of the prior year’s Annual EBITDA Bonus, and any equity outstanding pursuant to a prior year Annual EBITDA Bonus and Additional Awards which has not yet vested shall vest upon such termination. You shall also remain eligible for the Performance Bonus set forth above for the fiscal year of your termination, which shall be payable as provided above. The foregoing base salary continuation, COBRA payments, pro rata Annual EBITDA Bonus and pro rata Performance Bonus and accelerated vesting on any equity outstanding pursuant to a prior year Annual EBITDA Bonus and Additional Awards shall collectively constitute your severance benefit (“Severance”), and shall be subject to all applicable txes and withholdings.

Payment of Severance is subject to and conditioned upon your execution and non-revocation of a general release of claims in a form provided to you by Reservoir which shall not include any broader restrictive covenants than those provided in this Agreement (and the expiration of any applicable revocation period) on or prior to the sixtieth (60th) calendar day following the date of your termination of employment. Payment of the Severance shall commence on the first payroll period following the effective date of such release of claims, and the initial installment shall include a lump-sum payment of all cash amounts accrued under this section from the date of your termination of employment through the date of such initial payment. In the event such sixty (60) day period spans two calendar years, all Severance payments will be made in the second calendar year.

You agree that payment of the Severance shall cease in the event of any material breach by you of any post-employment obligation in this Agreement or of any other agreement between you and Reservoir.

For avoidance of doubt, if your employment ends due to a Non-Renewal, or due to a Disability suffered by you, you shall not be entitled to the Severance.

Withholding	Reservoir shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local and foreign withholding and other taxes and charges that Reservoir is required to withhold. Reservoir shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Non-Competition and Non-Interference

You agree that, during your employment with Reservoir, and, solely with regard to clauses (i) and (ii) of this paragraph for a period of six (6) months thereafter, you shall not, directly or indirectly (as defined below), actually or attempt to, (i) solicit, induce, or cause any Writer to refrain from renewing or extending its contractual or other business relationship with Reservoir or otherwise attempt to, or cause Writer to attempt to, terminate or reduce its existing obligations to Reservoir; (ii) solicit, induce or cause any Writer to enter into any contractual or other relationship with you or any other person or entity for Competing Services; (iii) offer or provide to any Writer or Customer any Competing Services; and/or (iv) engage in the business of providing Competing Services within any market or geographic area in the world in which Reservoir is doing business. Reservoir hereby acknowledges that, solely with regard to clause (iv) hereof, you are engaged in the business of providing Competing Services to “Rellish Music” (including its affiliates, holding company or related companies) within a market in which Reservoir is doing business, and such engagement is hereby permitted during your employment with Reservoir.

As used above: “Writer” means any songwriter, performer or co-publishing entity (or any employee or affiliate of such entity) that owes any contractual obligations to Reservoir; “Customer” means any company or individual (i) whom you contacted or served, or for whom you supervised contact or service regarding the purchase of Reservoir products or services during your employment with Reservoir, or (ii)about whom you acquired confidential information during the course of your employment with Reservoir; “Competing Services” means products or services that are the same, similar or otherwise in competition with the products and services of Reservoir with which you were involved or about which you acquired confidential information; and “directly or indirectly” shall include any activity, on your behalf or on behalf of or in conjunction with any other person or entity, whether as an employee, agent, consultant, independent contractor, officer, director, principal, shareholder, equity holder, partner, member, joint venturer, lender, investor or otherwise.

Non-Disparagement

You shall not disparage or make any statement which might adversely affect the reputation of Reservoir, and/or its officers, employees, agents, and directors. Reservoir shall instruct its senior officers and directors not to disparage you. For the purpose of this paragraph, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

Confidentiality

During the course of your employment, you will acquire “confidential information” relating to the business and affairs of Reservoir and its affiliates. It is a condition of your employment that you maintain all confidential information in the strictest confidence and agree not to disclose it to any third party, other than to your legal and financial advisors on a need-to-know basis, both during your employment and after the termination of your employment. You understand that “confidential information” means any of Reservoir’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, engineering, marketing, finances, business plans, or other business information but does not include information which is known to the public other than by your breach of your obligations. It is acknowledged and agreed that you shall be permitted to retain a copy of your personal contacts (whether in an electronic rolodex or otherwise.) In the event that you are required by law to disclose any confidential information, you will give Reservoir prompt advance written notice thereof and will provide Reservoir with reasonable assistance in obtaining an order to protect the confidential information from public disclosure.

Disclaimer

Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent you from disclosing Confidential Information or other information relating to Reservoir in confidence to a federal, state or local government official, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. Further, you are permitted to disclose Confidential Information in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Nothing in this Agreement is intended to limit your right to communicate with government agencies, or participate in investigations conducted by them, including by providing documents or other information in connection with such investigations or other proceedings without notice to Reservoir. If you are served with a subpoena, summons or other legal process which may require you to divulge Confidential Information, unless contrary to law, you must notify Reservoir so that it may timely object if it deems it appropriate. Nothing herein is intended or shall be construed to preclude you or Reservoir from providing truthful information about your employment to any government agency or in any sworn testimony.

Section 409A

The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). All amounts payable hereunder are intended to comply with or be exempt from the application of Section 409A and all provisions of this Agreement shall be interpreted accordingly.  Neither party individually or in combination shall accelerate, offset or assign any amount subject to Section 409A, except in compliance therewith, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.

Notwithstanding any provision of this Agreement to the contrary, in the event that Reservoir determines that any amounts payable hereunder will be taxable currently to you under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, you and Reservoir shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that shall mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for Reservoir, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this section does not create an obligation on the part of Reservoir to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall Reservoir or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A or any damages for failing to comply with Section 409A.

Notwithstanding any provision to the contrary in this Agreement: (i) no Severance shall be payable pursuant to this Agreement unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded this Agreement, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your Severance shall not be provided to the Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with Reservoir (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided that upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by Reservoir in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, your right to receive installment payments pursuant to the Severance provisions above shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

Assignments

Reservoir may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Reservoir (including, but not limited to, Roth CH Acquisition II Co. and Roth CH II Merger Sub Corp.), by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Reservoir and its affiliates. You acknowledge and agree that you will execute any documents reasonably required to effectuate the foregoing. You may not assign your rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of Reservoir and you and their and your respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of your death following a termination of your employment, all unpaid amounts otherwise due to you (including Severance) shall be paid to your estate.

Entire Agreement

This Agreement forms the complete and exclusive statement of your agreement with Reservoir concerning the subject matter hereof. This Agreement supersedes any other representations or agreements, whether oral or written, and cannot be modified except in a writing signed by you and the CEO of Reservoir. By signing this Agreement, you represent and warrant that you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set forth in this letter. This Agreement and the terms of your employment are to be governed by the laws of the State of New York. If any provision contained in this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement.

Yours truly,

RESERVOIR MEDIA MANAGEMENT, INC.

By:	/s/ Golnar Khosrowshahi
Name: Golnar Khosrowshahi
Title: Chief Executive Officer

Accepted and Agreed To:

By:	/s/ Rell Lafargue
Name: Rell Lafargue

DATED: April 1, 2021